                                                                      EXHIBIT 12


                                  LIBBEY INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (000's)

                                               3 Months   3 Months                   YEARS ENDED DECEMBER 31,
                                                                    -----------------------------------------------------
                                                 1997       1996        1996       1995       1994       1993      1992
-------------------------------------------------------------------------------------------------------------------------
Consolidated income before income taxes         $7,641     $6,514     $53,536    $49,709    $45,196    $30,657    $20,769
Add:
   Interest and amortization of debt expense     3,301      4,120      14,962     13,974     13,797     23,064     44,703
   Interest portion of rental expense              404        417       1,557      1,487      1,461      1,402      1,163
                                               --------------------------------------------------------------------------
   Income as adjusted                          $11,346    $11,051     $70,055    $65,170    $60,454    $55,123    $66,635
                                               ==========================================================================

Fixed charges:
   Interest and amortization of debt expense    $3,301     $4,120     $14,962    $13,974    $13,797    $23,064    $44,703
   Capitalized interest                                                              130         69
   Interest portion of rental expense              404        417       1,557      1,487      1,461      1,402      1,163
                                               --------------------------------------------------------------------------
   Total fixed charges                          $3,705     $4,537     $16,519    $15,591    $15,327    $24,466    $45,866
                                               ==========================================================================

Ratio of earnings to fixed charges                 3.1        2.4         4.2       4.2         3.9        2.3        1.5
                                               ===========================================================================

Consolidated income before income taxes in 1992 is before cumulative effect of changes in accounting for postretirement benefits other than pensions.